Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-3 of Magnum Hunter Resources Corporation and any amendment thereof and the related prospectus, of our report dated March 4, 2011, relating to the statement of revenues and direct operating expenses of the properties acquired from Quest Eastern Resource LLC, and PostRock MidContinent Production, LLC for the year ended December 31, 2009. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

/s/ UHY LLP

Houston, Texas

January 13, 2012